Exhibit 99.1

Hecla Reports Second Quarter 2019 Results

Increasing annual silver production estimates on higher Greens Creek grade

COEUR D'ALENE, Idaho--(BUSINESS WIRE)--August 7, 2019--Hecla Mining Company (NYSE:HL) today announced second quarter 2019 financial and operating results.

HIGHLIGHTS

  Silver production of 3.0 million ounces and gold production of 60,768 ounces.
  Increasing annual silver production estimate Company-wide to 11.7 million ounces due to higher grades at Greens Creek.
  Total annual gold production estimate Company-wide unchanged at 274,000 ounces.
  Sales of $134.2 million.
  Adjusted net loss applicable to common shareholders of $36.4 million, or $0.07 per share.1
  Adjusted EBITDA of $22.9 million and net debt/adjusted EBITDA (last 12 months) of 3.9x. 2,3
  Cash and cash equivalents of $9 million, with a draw on the revolving line of credit of $52 million, at June 30, 2019.
  Amended revolving credit agreement to allow higher net debt/EBITDA ratios through the second quarter of 2020.
  Locked in minimum average prices of $1,400 per gold ounce and $15.13 per silver ounce by acquiring put options through the first quarter of 2020, while allowing full participation in potentially higher prices.

"Our financial performance in the second quarter was impacted by several items, including lower by-product credits and the timing of lead shipments at Greens Creek, and higher depreciation expense, which more than offset the positive impact of higher grades at Greens Creek," said Phillips S. Baker, Jr., President and CEO. "Silver production at Greens Creek continued to be strong due to higher grades, so we are increasing our estimates for silver production for the year. Casa Berardi per-ounce costs were higher due to lower production, which should improve in the second half of the year with changes made to the mill and expected higher grades. We were reminded of the strong exploration potential of Casa Berardi and San Sebastian this quarter with high-grade intersections underground in the East Mine at Casa and an expanding oxide discovery at El Toro at San Sebastian. Changes were made in June at the Nevada operations, so they did not have much impact on the financial results for the second quarter but should help improve the cash flow in the second half of the year."

Mr. Baker continued, "We have taken several steps in anticipation of refinancing our senior notes, due in 21 months. First, we bought put options that assure us of the minimum prices for the next few quarters that we receive for gold and silver. Next, we amended certain terms of our revolving credit agreement to improve availability to borrow funds. Finally, we have reduced expenditures, so we expect to be free cash flow positive in the third quarter and even more in the fourth quarter, enough to have no net revolver debt at year end. All of this should improve our debt to EBITDA profile heading into 2020."

FINANCIAL OVERVIEW

	Second Quarter Ended		Six Months Ended
HIGHLIGHTS	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
FINANCIAL DATA
Sales (000)	$134,172	$147,259	$286,789	$286,968
Gross (loss) profit (000)	$(20,243)	$35,002	$(16,799)	$73,788
(Loss) income (loss) applicable to common shareholders (000)	$(46,670)	$11,936	$(72,341)	$20,038
Basic and diluted (loss) income per common share	$(0.10)	$0.03	$(0.15)	$0.05
Net (loss) income (000)	$(46,532)	$12,074	$(72,065)	$20,314
Cash (used in) provided by operating activities (000)	$(11,317)	$30,635	$8,713	$47,018

Net loss applicable to common shareholders for the second quarter 2019 was $46.7 million, or $0.10 per share, compared to net income applicable to common shareholders of $11.9 million, or $0.03 per share, for the same period in 2018. The second quarter result was mainly due to the following items:

  Gross loss in Nevada was $20.2 million, which includes $17.8 million in depreciation expense, due to higher costs and lower grades and recoveries. At Greens Creek, gross profit was $17.1 million lower, primarily due to pricing. While at Casa Berardi, gross profit was lower by $14.1 million as a result of 8,353 fewer gold ounces sold, than in the second quarter of 2018, due primarily to mill maintenance activities.
  Gain on metals derivative contracts of $3.8 million, compared to a gain of $16.8 million in the second quarter of 2018.
  Loss of $4.6 million on the sale of Hecla’s interest in the Fayolle property in Quebec.
  Net foreign exchange loss of $4.4 million compared to a gain of $2.5 million in the second quarter of 2018.

Cash used by operating activities was $11.3 million compared to cash provided by operating activities of $30.6 million in the second quarter of 2018, with the decrease mainly due to lower gross profit and timing of working capital changes.

Adjusted EBITDA was $22.9 million compared to $57.7 million in the second quarter of 2018, with the decrease mainly due to lower margins at Casa Berardi, negative results at our Nevada operations, and lower silver and base metals prices at Greens Creek.

Capital expenditures (excluding capitalized interest) at the operations totaled $38.9 million for the second quarter compared to $26.8 million in the second quarter of 2018, with the increase primarily due to the addition of the Nevada operations. Greens Creek and Casa Berardi expenditures decreased by $5.5 million and $0.4 million. Expenditures at Nevada operations, Casa Berardi, Greens Creek, San Sebastian and Lucky Friday were $17.3 million, $9.4 million, $8.7 million, $2.1 million, and $1.5 million respectively.

Metals Prices

The average realized silver price in the second quarter was $15.01 per ounce, 10% lower than the $16.61 in the second quarter of 2018. Average realized lead and zinc prices decreased 26% and 9%, respectively, while the average gold price increased 2%.

Metals Forward Sales Contracts

The following table summarizes the quantities of metals committed under financially settled forward sales contracts at June 30, 2019:

	Ounces/Pounds Under Contract (in thousands)				Average Price per Ounce/Pound
	Silver	Gold	Zinc	Lead	Silver	Gold	Zinc	Lead
Contracts on forecasted sales
Forward contracts
2019 settlements	—	—	25,629	1,653	N/A	N/A	$1.25	$0.96
2020 settlements	—	—	12,125	1,102	N/A	N/A	$1.27	$0.96
2021 settlements	—	—			N/A	N/A
2022 settlements	—	—	—		N/A	N/A	N/A

The forward contracts represent 14% of the forecasted payable zinc production for the 36-month period ended June 30, 2022 at an average price of $1.25 per pound and 3% of the forecasted payable lead production for the same period at an average price of $0.96 per pound.

Setting A Short-term Floor for Silver and Gold Prices

The Company has bought put option contracts in an amount approximating the expected silver and gold sales through a portion of 2020, setting a minimum average price of $1,400 per gold ounce and $15.13 per silver ounce. Buying a put option sets a floor on the price the Company expects to receive on substantially all of its projected near-term production while maintaining exposure to the upside, other than the transaction costs. This gives the Company confidence in the minimum prices it will receive.

OPERATIONS OVERVIEW

Overview

The following table provides the production summary on a consolidated basis for the second quarter and six months ended June 30, 2019 and 2018:

		Second Quarter Ended		Six Months Ended
		June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
PRODUCTION SUMMARY
Silver -	Ounces produced	3,018,765	2,596,423	5,941,896	5,130,518
	Payable ounces sold	2,418,586	2,313,753	5,316,669	4,405,217
Gold -	Ounces produced	60,768	60,313	120,789	118,121
	Payable ounces sold	59,127	59,643	120,063	114,482
Lead -	Tons produced	5,515	5,522	11,299	11,149
	Payable tons sold	3,963	4,745	8,811	8,613
Zinc -	Tons produced	13,315	14,299	27,259	29,510
	Payable tons sold	9,823	10,686	19,356	20,790

The following tables provide a summary of the final production, cost of sales, cash cost, after by‑product credits, per silver and gold ounce, and AISC, after by-product credits, per silver and gold ounce for the second quarter and six months ended June 30, 2019, with comparisons to the prior year period:

Second Quarter Ended			Greens Creek		Lucky Friday	San Sebastian		Casa Berardi		Nevada Operations
June 30, 2019	Silver	Gold	Silver	Gold	Silver	Silver	Gold	Gold	Silver	Gold	Silver
Production (ounces)	3,018,765	60,768	2,372,270	13,257	127,147	463,735	3,547	31,270	6,164	12,694	49,449
Increase/(decrease)	422,342	455	372,479	(462)	102,460	(95,912)	(325)	(11,452)	(6,134)	12,694	49,449
Cost of sales and other direct production costs and depreciation, depletion and amortization (000)	$61,744	$92,671	$45,650	$—	$4,951	$11,143	$—	$55,152	$—	$37,519	$—
Increase/(decrease)	$1,182	$40,976	$(2,092)	N/A	$3,207	$67	N/A	$3,457	N/A	$37,519	N/A
Cash costs, after by-product credits, per silver or gold ounce [4,6]	$3.50	$1,151	$2.38	$—	$—	$9.22	$—	$1,101	$—	$1,274	$—
Increase/(decrease)	$4.07	$376	$5.85	N/A	$—	$—	N/A	$326	N/A	$1,274	N/A
AISC, after by-product credits per silver or gold ounce[5]	$11.16	$1,700	$6.37	$—	$—	$15.50	$—	$1,437	$—	$2,347	$—
Increase/(decrease)	$(0.24)	$661	$1.94	N/A	$—	$(1.65)	N/A	$398	N/A	$2,347	N/A

Six Months Ended			Greens Creek		Lucky Friday	San Sebastian		Casa Berardi		Nevada Operations
June 30, 2019	Silver	Gold	Silver	Gold	Silver	Silver	Gold	Gold	Silver	Gold	Silver
Production (ounces)	5,941,896	120,789	4,605,017	27,585	300,774	904,814	7,077	63,069	14,404	23,058	116,887
Increase/(decrease)	811,378	2,668	691,994	748	176,307	(167,025)	(1,308)	(19,830)	(6,785)	23,058	116,887
Cost of sales and other direct production costs and depreciation, depletion and amortization (000)	$130,389	$173,199	$99,762	$—	$7,132	$23,495	$—	$104,233	$—	$68,966	$—
Increase/(decrease)	$18,091	$72,317	$10,160	N/A	$1,288	$6,643	N/A	$3,351	N/A	$68,966	N/A
Cash costs, after by-product credits, per silver or gold ounce [4,6]	$2.90	$1,213	$1.46	$—	$—	$10.20	$—	$1,107	$—	$1,502	$—
Increase/(decrease)	$4.82	$413	$5.68	N/A	$—	$4.20	N/A	$307	N/A	$1,502	N/A
AISC, after by-product credits per silver or gold ounce[5]	$10.29	$1,729	$4.85	$—	$—	$16.02	$—	$1,387	$—	$2,666	$—
Increase/(decrease)	$1.68	$667	$2.29	N/A	$—	$3.02	N/A	$325	N/A	$2,666	N/A

Greens Creek Mine - Alaska

At the Greens Creek mine, 2.4 million ounces of silver and 13,257 ounces of gold were produced, compared to 2.0 million ounces and 13,719 ounces, respectively, in the second quarter of 2018. Silver production was the most in the last three years, and the increase compared to the second quarter of 2018 was due to higher grades. The mill operated at an average of 2,301 tons per day (tpd), which was slightly higher than the second quarter of 2018.

The cost of sales was $45.7 million, and the cash cost, after by-product credits, per silver ounce, was $2.38, compared to $47.7 million and $(3.47), respectively, for the second quarter of 2018.4 The AISC, after by-product credits, was $6.37 per silver ounce compared to $4.43 in the second quarter of 2018.5 The increased silver production means there is less by-product credit to apply to each ounce of silver so the cost per ounce after by-products is higher. The per ounce silver costs were higher primarily due to lower by-product metal prices and production, partially offset by higher silver production.

Production in the second half is expected to be similar to the first half, and to be spread fairly evenly between the third and fourth quarters, but due to shipment schedules the cash flow should mostly be in the fourth quarter.

Casa Berardi - Quebec

At the Casa Berardi mine, 31,270 ounces of gold were produced, including 6,685 ounces from the East Mine Crown Pillar (EMCP) pit, compared to 42,722 ounces in the second quarter of 2018. The decrease is primarily due to lower ore grades, and lower mill recovery as a result of planned adjustments to a number of mill components to accommodate a higher throughput and the requirement for a new carbon in leach (CIL) drive train, which was installed in May. The shortfall in production in the first half of the year is expected to be made up over the remainder of the year with the introduction of a pre-crush system and projected higher grades. The mill operated at an average of 3,820 tpd, which was slightly lower than the second quarter of 2018.

The cost of sales was $55.2 million and the cash cost, after by-product credits, per gold ounce was $1,101, compared to $51.7 million and $775, respectively, in the second quarter of 2018.4,6 The increase in cash cost, after by-product credits, per gold ounce is mainly due lower gold production. Lower production, partially offset by lower capital spending, resulted in higher AISC, after by-product credits, of $1,437 per gold ounce, compared to $1,039 in the second quarter of 2018.5

Production and cash flow from Casa Berardi are expected to be higher in second half of the year, with the greater impact in the fourth quarter.

San Sebastian - Mexico

At the San Sebastian mine, 463,735 ounces of silver and 3,547 ounces of gold were produced, compared to 559,647 ounces and 3,872 ounces, respectively, in the second quarter of 2018. The decreases were due to lower grades, as expected, upon transitioning to increased throughput coming from underground material, versus higher-grade open pit material. The mill operated at an average of 504 tpd, which was 21% higher than the second quarter of 2018.

The cost of sales was $11.1 million and the cash cost, after by-product credits, was $9.22 per silver ounce, compared to $11.1 million and $9.79, respectively, in the second quarter of 2018. The cash cost, after by-product credits, decreased due to lower mining costs and higher by-product credits on a per-ounce basis. The AISC, after by-product credits, was $15.50 per silver ounce compared to $17.15 in the second quarter of 2018 with the variance due to the same factors along with lower capital and exploration spending.5

Production is expected to remain consistent with the first half of the year but with the cash flow weighted to the fourth quarter. A review of sulfide ore continues, including a bulk sample to test the capabilities of the third-party plant and the suitability of long-hole stoping for the ore body, with results expected by the fourth quarter of 2019.

Nevada Operations (acquired on July 20, 2018)

For the Nevada operations, 12,694 ounces of gold and 49,449 ounces of silver were produced. During the second quarter, a review of the Nevada operations was conducted and changes made. The mining contractor has been demobilized, and the decision made to mine only currently developed material at Fire Creek and to suspend production and development at Hollister. Mining at Midas is expected to continue through the end of the third quarter. Some surface exploration drilling and hydrology studies are still planned to gather information on the deposits to aid future development programs. Additional changes could also be taken with the goal of turning it into a positive cash flowing unit.

Third-party ore processing arrangements are also being pursued with the goal of reducing transportation and milling costs. This could include mills that can process ore that is considered refractory. With water discharge from Fire Creek higher than it was a year ago, work is underway to increase discharge permits, expected to be obtained in the near future and increase non-consumptive water rights, expected within approximately one year. These changes, combined with changing how the water is treated, are important steps towards addressing the increase in water inflow expected when the mine expands north and southwards.

Production and cash flow at the Nevada operations are expected to be higher in the second half of the year, particularly in the fourth quarter as a result of the reduction in development spending.

Lucky Friday Mine - Idaho

At the Lucky Friday Mine, 127,147 ounces of silver was produced compared to 24,687 ounces in the second quarter of 2018 mainly due to a shift in focus from development to production by the salaried staff. The higher level of production is helping to defray costs associated with the strike at Lucky Friday. Cost of sales was $5.0 million compared to $1.7 million in the second quarter of 2018, mainly the result of increased production.

The Remote Vein Miner (RVM) is fully fabricated. It is expected to begin operating at EPIROC's test mine in Sweden by the end of the summer, with delivery to Lucky Friday expected in the second quarter of 2020.

EXPLORATION

Exploration (including corporate development) expenses for the second quarter were $4.3 million, a decrease of $3.5 million compared to the prior year period.

A complete summary of exploration for the second quarter can be found in the exploration news release entitled "Hecla Reports New High-Grade at Casa Berardi and Expanding Near-Surface Oxide Resource at San Sebastian" issued on August 6, 2019.

PRE-DEVELOPMENT

Pre-development spending was $0.8 million for the quarter, compared to $1.4 million for the second quarter of 2018, principally to advance the permitting of Rock Creek and Montanore.

2019 ESTIMATES7

2019 Production Outlook

	Silver Production (Moz)		Gold Production (Koz)		Silver Equivalent (Moz)		Gold Equivalent (Koz)
	Previous (if revised)	Current	Previous (if revised)	Current	Previous (if revised)	Current	Previous (if revised)	Current
Greens Creek	7.7	9.0	50	52	24.0	27.0	305	278
Lucky Friday	0.2	0.5	N/A	N/A	0.2	1.3	N/A	N/A
San Sebastian	2.0	2.0	14	14	3.0	3.0	40	40
Casa Berardi	N/A	N/A	150	146	11.7	12.7	150	146
Nevada Operations	0.1	0.2	60	62	4.9	5.5	63	64
Total	10.0	11.7	274	274	43.8	49.5	558	528

2019 Cost Outlook

	Costs of Sales (million)		Cash cost, after by-product credits, per silver/gold ounce[2,5]		AISC, after by-product credits, per produced silver/gold ounce[3]
	Previous (if revised)	Current	Previous (if revised)	Current	Previous (if revised)	Current
Greens Creek	$202	$202	$0	$2.25	$5.50	$7.50
Lucky Friday	N/A	N/A	N/A	N/A	N/A	N/A
San Sebastian	$41	$46	$9.00	$9.00	$12.00	$13.00
Total Silver	$243	$248	$1.10	$3.25	$11.00	$12.50
Casa Berardi	$210	$210	$850	$950	$1,150	$1,250
Nevada Operations	$105	$147	$1,200	$1,300	$1,700	$1,600
Total Gold	$315	$357	$950	$1,100	$1,325	$1,425

2019 Capital and Exploration Outlook

	Previous (if revised)	Current
2019E Capital expenditures (excluding capitalized interest)	$138 million	$138 million
2019E Exploration expenditures (includes Corporate Development)	$16 million	$15 million
2019E Pre-development expenditures	$2.5 million	$2.5 million
2019E Research and Development expenditures	$1 million	$1 million

DIVIDENDS

Common

The Board of Directors elected to declare a quarterly cash dividend of $0.0025 per share of common stock, payable on or about September 3, 2019, to shareholders of record on August 23, 2019. The realized silver price was $15.01 in the second quarter and therefore did not satisfy the criteria for a larger dividend under the Company's dividend policy.

Preferred

The Board of Directors elected to declare a quarterly cash dividend of $0.875 per share of preferred stock, payable on or about October 1, 2019, to shareholders of record on September 13, 2019.

SENIOR MANAGEMENT CHANGES

Hecla today announced changes to its senior leadership structure.

Mr. Lauren Roberts joins the Company as its Senior Vice President and Chief Operating Officer. A mining engineer with over 30 years’ experience in the industry, Mr. Roberts has held progressively more senior roles at Kinross since joining them in 2004, ending as Senior Vice President and Chief Operating Officer. He previously worked for Hecla from 1989 to 1997 and then spent seven years at Barrick before joining Kinross.

Mr. Larry Radford, formerly Hecla’s Senior Vice President and Chief Operating Officer, transitions to the temporary role of Chief Technical Officer. He will assist with the transition of responsibilities to Lauren and lead the Technical Services and Project Development teams.

Mr. Dean McDonald, Senior Vice President, Exploration, is retiring. Since joining Hecla in 2006, Dean has been instrumental in the Company achieving record silver reserves in 10 of the past 11 years and strong growth in gold reserves. Dean’s role will be divided between Keith Blair, who becomes Chief Geologist, and Kurt Allen, who becomes Director of Exploration.

“Lauren Roberts has held key leadership roles at Kinross, and I am excited that he has elected to return to Hecla,” said Mr. Baker. “I want to thank Dean for his significant contributions to Hecla over the past 13 years and wish him well in his retirement. I want to thank Larry for enabling a smooth transition, and I also want to congratulate Keith on becoming Chief Geologist and Kurt on becoming Director of Exploration.”

CONFERENCE CALL AND WEBCAST

A conference call and webcast will be held Wednesday, August 7, at 10:00 a.m. Eastern Time to discuss these results. You may join the conference call by dialing toll-free 1-855-760-8158 or for international dialing 1-720-634-2922. The participant passcode is HECLA. Hecla's live and archived webcast can be accessed at www.hecla-mining.com under Investors or via Thomson StreetEvents Network.

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE:HL) is a leading low-cost U.S. silver producer with operating mines in Alaska, Idaho, and Mexico and is a gold producer with operating mines in Quebec, Canada and Nevada. The Company also has exploration and pre-development properties in seven world-class silver and gold mining districts in the U.S., Canada and Mexico, and an exploration office and investments in early-stage silver exploration projects in Canada.

NOTES

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by generally accepted accounting principles in the United States (GAAP). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

(1) Adjusted net (loss) income applicable to common stockholders is a non-GAAP measurement, a reconciliation of which to net (loss) income applicable to common stockholders, the most comparable GAAP measure, can be found at the end of the release. Adjusted net (loss) income is a measure used by management to evaluate the Company's operating performance but should not be considered an alternative to net (loss) income, or cash (used in) provided by operating activities as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(2) Adjusted EBITDA is a non-GAAP measurement, a reconciliation of which to net (loss) income, the most comparable GAAP measure, can be found at the end of the release. Adjusted EBITDA is a measure used by management to evaluate the Company's operating performance but should not be considered an alternative to net (loss) income, or cash (used in) provided by operating activities as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(3) Net debt to adjusted EBITDA is a non-GAAP measurement, a reconciliation of which to debt and net (loss) income, the most comparable GAAP measurements, can be found at the end of the release. It is an important measure for management to measure relative indebtedness and the ability to service the debt relative to its peers. It is calculated as total debt outstanding less total cash on hand divided by adjusted EBITDA.

(4) Cash cost, after by-product credits, per silver or gold ounce is a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization (sometimes referred to as "cost of sales" in this release), can be found at the end of the release. It is an important operating statistic that management utilizes to measure each mine's operating performance. It also allows the benchmarking of performance of each mine versus those of our competitors. As a silver and gold mining company, management also uses the statistic on an aggregate basis - aggregating the Greens Creek, Lucky Friday and San Sebastian mines - to compare performance with that of other silver mining companies, and aggregating Casa Berardi and the Nevada operations, to compare its performance with other gold mining companies. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program. Cash cost, after by-product credits, per silver ounce is not presented for Lucky Friday for the second quarters and first halves of 2019 and 2018, as production was limited due to the strike and results are not comparable to those from prior periods and are not indicative of future operating results under full production.

(5) All in sustaining cost (AISC), after by-product credits, is a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization, the closest GAAP measurement, can be found in the end of the release. AISC, after by-product credits, includes cost of sales and other direct production costs, expenses for reclamation and exploration at the mine sites, corporate exploration related to sustaining operations, and all site sustaining capital costs. AISC, after by-product credits, is calculated net of depreciation, depletion, and amortization and by-product credits. AISC, after by-product credits, per silver ounce is not presented for Lucky Friday for the second quarters and first halves of 2019 and 2018, as production was limited due to the strike and results are not comparable to those from prior periods and are not indicative of future operating results under full production.

Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Management believes that all in sustaining costs is a non-GAAP measure that provides additional information to management, investors and analysts to help in the understanding of the economics of our operations and performance compared to other producers and in the investor's visibility by better defining the total costs associated with production. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(6) Cash cost, after by-product credits, per gold ounce is only applicable to Casa Berardi and Nevada Operations production. Gold produced from Greens Creek and San Sebastian is treated as a by-product credit against the silver cash cost.

Other

(7) Expectations for 2019 includes silver, gold, lead and zinc production from Greens Creek, San Sebastian, Casa Berardi, Nevada Operations and Lucky Friday converted using Au $1,400/oz, Ag $16.00/oz, Zn $1.10/lb, and Pb $0.90/lb. Prices formerly used were Au $1,250/oz, Ag $16.00/oz, Zn $1.25/lb, and Pb $1.00/lb.

Numbers may be rounded.

Cautionary Statements to Investors on Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws, including Canadian securities laws. When a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. Forward-looking statements often address our expected future business and financial performance and financial condition and often contain words such as “anticipate,” “intend,” “plan,” “will,” “could,” “would,” “estimate,” “should,” “expect,” “believe,” “project,” “target,” “indicative,” “preliminary,” “potential” and similar expressions. Forward-looking statements in this news release may include, without limitation: (i) estimates of future production, sales and cash flows; (ii) successful operation of the Nevada operations and its impact on Hecla's operations and results; (iii) expectations regarding the development, growth potential, financial performance of the Company’s projects; (iv) the Company’s mineral reserves and resources; (v) continued access to borrowings under the revolving credit agreement; (vi) minimum expected prices on the Company’s projected silver and gold production through the first quarter of 2020; (vii) expected gold and silver production in the second half of the year, including the fourth quarter, (viii) the effectiveness of steps taken by the Company to lessen its risks; (ix) the level of borrowings under the revolving credit agreement at the end of 2019; and (x) impact of metals prices on costs and cash flows. The material factors or assumptions used to develop such forward-looking statements or forward-looking information include that the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated, to which the Company’s operations are subject.

Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect, which could cause actual results to differ from forward-looking statements. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s projects being consistent with current expectations and mine plans; (iii) political/regulatory developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) the exchange rate for the USD/CAD and USD/MXN, being approximately consistent with current levels; (v) certain price assumptions for gold, silver, lead and zinc; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of our current mineral reserve and mineral resource estimates; (viii) the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated; (ix) counterparties performing their obligations under hedging instruments and put option contracts; (x) sufficient workforce is available and trained to perform assigned tasks; (xi) weather patterns and rain/snowfall within normal seasonal ranges so as not to impact operations; (xii) relations with interested parties, including Native Americans, remain productive; (xiii) economic terms can be reached with third-party mill operators who have capacity to process our ore; (xiv) maintaining availability of water rights; (xv) factors do not arise that reduce available cash balances, (xvi) there being no material increases in our current requirements to post or maintain reclamation and performance bonds or collateral related thereto, and (xvii) the Company's plans for refinancing its high yield notes proceeding as expected.

In addition, material risks that could cause actual results to differ from forward-looking statements include, but are not limited to: (i) gold, silver and other metals price volatility; (ii) operating risks; (iii) currency fluctuations; (iv) increased production costs and variances in ore grade or recovery rates from those assumed in mining plans; (v) community relations; (vi) conflict resolution and outcome of projects or oppositions; (vii) litigation, political, regulatory, labor and environmental risks; (viii) exploration risks and results, including that mineral resources are not mineral reserves, they do not have demonstrated economic viability and there is no certainty that they can be upgraded to mineral reserves through continued exploration; (ix) the failure of counterparties to perform their obligations under hedging instruments, including put option contracts; (x) our plans for improvements at our Nevada operations, including at Fire Creek, are not successful; (xi) our estimates for the third and fourth quarter results are inaccurate; (xii) we take a material impairment charge on our Nevada operations; (xiii) we are unable to remain in compliance with all terms of the credit agreement in order to maintain continued access to the revolver, and (xiv) we are unable to refinance the maturing high yield notes. For a more detailed discussion of such risks and other factors, see the Company’s 2018 Form 10-K, filed on February 22, 2019, and Form 10-Q filed on each of May 9, and August 7, 2019 with the Securities and Exchange Commission (SEC), as well as the Company’s other SEC filings. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this presentation, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

Qualified Person (QP) Pursuant to Canadian National Instrument 43-101

Dean McDonald, PhD. P.Geo., Senior Vice President - Exploration of Hecla Mining Company, who serves as a Qualified Person under National Instrument 43-101, supervised the preparation of the scientific and technical information concerning Hecla’s mineral projects in this news release. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of sample, analytical or testing procedures for the Greens Creek Mine are contained in a technical report prepared for Hecla titled “Technical Report for the Greens Creek Mine, Juneau, Alaska, USA” effective date March 28, 2013, and for the Lucky Friday Mine are contained in a technical report prepared for Hecla titled “Technical Report on the Lucky Friday Mine Shoshone County, Idaho, USA” effective date April 2, 2014, for the Casa Berardi Mine are contained in a technical report prepared for Hecla titled "Technical Report on the Mineral Resource and Mineral Reserve Estimate for the Casa Berardi Mine, Northwestern Quebec, Canada" effective date March 31, 2014 (the "Casa Berardi Technical Report"), and for the San Sebastian Mine are contained in a technical report prepared for Hecla titled "Technical Report for the San Sebastian Ag-Au Property, Durango, Mexico" effective date September 8, 2015. Also included in these three technical reports is a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors. Copies of these technical reports are available under Hecla's profile on SEDAR at www.sedar.com.

The current Casa Berardi drill program was performed on core sawed in half and included the insertion of blanks and standards of variable grade in every 24 core samples. Standards were generally provided by Analytical Solutions Ltd and prepared in 30-gram bags. Samples were sent to the Swastika Laboratories in Swastika, Ontario, a registered accredited laboratory, where they were dried, crushed, and split for gold analysis. Analysis for gold was completed by fire assay with AA finish. Gold over-limits were analyzed by fire assay with gravimetric finish. Data received from the lab were subject to validation using in-built program triggers to identify outside limit blank or standard assays that require re-analysis. Over 5% of the original pulps and rejects are sent for re-assay to ALS Chemex in Val d’Or for quality control.

Dr. McDonald reviewed and verified information regarding drill sampling, data verification of all digitally collected data, drill surveys and specific gravity determinations relating to the Casa Berardi mine. The review encompassed quality assurance programs and quality control measures including analytical or testing practice, chain-of-custody procedures, sample storage procedures and included independent sample collection and analysis. This review found the information and procedures meet industry standards and are adequate for Mineral Resource and Mineral Reserve estimation and mine planning purposes.

HECLA MINING COMPANY Condensed Consolidated Statements of (Loss) Income (dollars and shares in thousands, except per share amounts - unaudited)

	Second Quarter Ended		Six Months Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Sales of products	$134,172	$147,259	$286,789	$286,968
Cost of sales and other direct production costs	104,938	80,440	215,324	153,309
Depreciation, depletion and amortization	49,477	31,817	88,264	59,871
	154,415	112,257	303,588	213,180
Gross (loss) profit	(20,243)	35,002	(16,799)	73,788

Other operating expenses:
General and administrative	8,918	9,787	18,877	17,522
Exploration	4,346	7,838	8,748	15,198
Pre-development	798	1,415	1,654	2,420
Research and development	158	2,337	561	3,773
Other operating expense	657	674	1,244	1,319
Loss (gain) on disposition or impairment of properties, plants, equipment and mineral interests	4,642	(36)	4,642	(166)
Provision for closed operations and environmental matters	1,052	1,420	1,622	2,682
Suspension-related costs	2,266	6,801	5,044	11,818
Acquisition costs	397	1,010	410	3,517
	23,234	31,246	42,802	58,083
(Loss) income from operations	(43,477)	3,756	(59,601)	15,705
Other income (expense):
Unrealized loss on investments	(1,129)	(564)	(1,033)	(254)
Gain on derivative contracts	3,798	16,804	1,999	20,811
Other (expense) income	(1,187)	108	(2,311)	52
Net foreign exchange gain (loss)	(4,381)	2,476	(7,514)	5,068
Interest expense	(11,335)	(10,079)	(22,000)	(19,873)
	(14,234)	8,745	(30,859)	5,804
(Loss) Income before income taxes	(57,711)	12,501	(90,460)	21,509
Income tax benefit (provision)	11,179	(427)	18,395	(1,195)
Net (loss) income	(46,532)	12,074	(72,065)	20,314
Preferred stock dividends	(138)	(138)	(276)	(276)
(Loss) Income applicable to common shareholders	$(46,670)	$11,936	$(72,341)	$20,038
Basic and diluted (loss) income per common share after preferred dividends	$(0.10)	$0.03	$(0.15)	$0.05
Weighted average number of common shares outstanding - basic	486,065	400,619	484,438	399,972
Weighted average number of common shares outstanding - diluted	486,065	403,610	484,438	402,873

HECLA MINING COMPANY Condensed Consolidated Balance Sheets (dollars and shares in thousands - unaudited)

	June 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$9,434	$27,389
Accounts receivable:
Trade	6,877	4,184
Taxes	25,326	14,191
Other, net	7,367	7,443
Inventories	80,602	87,533
Prepaid taxes	288	12,231
Other current assets	15,524	11,179
Total current assets	145,418	164,150
Non-current investments	5,815	6,583
Non-current restricted cash and investments	1,025	1,025
Properties, plants, equipment and mineral interests, net	2,485,869	2,520,004
Operating lease right-of-use asset	19,019	—
Non-current deferred income taxes	3,395	1,987
Other non-current assets and deferred charges	10,172	10,195
Total assets	$2,670,713	$2,703,944

LIABILITIES
Current liabilities:
Accounts payable and accrued liabilities	$69,336	$77,861
Accrued payroll and related benefits	21,357	30,034
Accrued taxes	1,434	7,727
Current portion of finance leases	5,392	5,264
Current portion of operating leases	6,628	—
Other current liabilities	6,882	11,898
Current portion of accrued reclamation and closure costs	6,824	3,410
Total current liabilities	117,853	136,194
Non-current finance leases	8,013	7,871
Non-current operating leases	12,410	—
Accrued reclamation and closure costs	103,782	104,979
Long-term debt	586,667	532,799
Non-current deferred tax liability	148,338	173,537
Non-current pension liability	48,448	47,711
Other non-current liabilities	5,974	9,890
Total liabilities	1,031,485	1,012,981

SHAREHOLDERS’ EQUITY
Preferred stock	39	39
Common stock	123,701	121,956
Capital surplus	1,895,617	1,880,481
Accumulated deficit	(323,079)	(248,308)
Accumulated other comprehensive loss	(34,670)	(42,469)
Treasury stock	(22,380)	(20,736)
Total shareholders’ equity	1,639,228	1,690,963
Total liabilities and shareholders’ equity	$2,670,713	$2,703,944
Common shares outstanding	488,870	399,176

HECLA MINING COMPANY Condensed Consolidated Statements of Cash Flows (dollars in thousands - unaudited)

	Six Months Ended
	June 30, 2019	June 30, 2018
OPERATING ACTIVITIES
Net (loss) income	$(72,065)	$20,314
Non-cash elements included in net (loss) income:
Depreciation, depletion and amortization	90,821	62,852
Unrealized loss on investments	1,033	254
Adjustment of inventory to market value	1,399	—
Gain on disposition of properties, plants, equipment and mineral interests	4,642	(166)
Provision for reclamation and closure costs	3,209	2,640
Stock compensation	3,552	2,441
Deferred income taxes	(22,585)	(2,977)
Amortization of loan origination fees	1,252	898
Gain on derivative contracts	(6,101)	(30,236)
Foreign exchange loss (gain)	12,217	(5,348)
Other non-cash items, net	3	(35)
Change in assets and liabilities:
Accounts receivable	(12,772)	2,471
Inventories	(147)	(6,865)
Other current and non-current assets	16,784	(2,507)
Accounts payable and accrued liabilities	(12,085)	8,701
Accrued payroll and related benefits	1,660	(337)
Accrued taxes	(6,452)	(672)
Accrued reclamation and closure costs and other non-current liabilities	4,348	(4,410)
Cash provided by operating activities	8,713	47,018

INVESTING ACTIVITIES
Additions to properties, plants, equipment and mineral interests	(71,245)	(43,304)
Proceeds from disposition of properties, plants and equipment	25	463
Purchases of investments	(107)	(31,682)
Maturities of investments	—	59,336
Net cash used in investing activities	(71,327)	(15,187)

FINANCING ACTIVITIES
Acquisition of treasury shares	(1,644)	(2,694)
Dividends paid to common shareholders	(2,430)	(2,000)
Dividends paid to preferred shareholders	(276)	(276)
Credit availability and debt issuance fees paid	(46)	(3)
Payments on debt	(118,000)	—
Borrowings on debt	170,000	31,024
Repayments of finance leases	(3,377)	(3,762)
Net cash provided by financing activities	44,227	22,289
Effect of exchange rates on cash	432	(532)
Net (decrease) increase in cash, cash equivalents and restricted cash	(17,955)	53,588
Cash, cash equivalents and restricted cash at beginning of period	28,414	187,139
Cash, cash equivalents and restricted cash at end of period	$10,459	$240,727

HECLA MINING COMPANY Production Data

	Three Months Ended		Six Months Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
GREENS CREEK UNIT
Tons of ore milled	209,370	208,409	416,195	419,839
Mining cost per ton of ore	$80.41	$69.83	$79.62	$69.41
Milling cost per ton of ore	$35.10	$33.59	$35.48	$33.11
Ore grade milled - Silver (oz./ton)	14.36	12.46	13.91	12.08
Ore grade milled - Gold (oz./ton)	0.092	0.100	0.095	0.097
Ore grade milled - Lead (%)	2.75	3.17	2.79	3.06
Ore grade milled - Zinc (%)	6.82	7.84	7.07	7.95
Silver produced (oz.)	2,372,270	1,999,791	4,605,017	3,913,023
Gold produced (oz.)	13,257	13,719	27,585	26,837
Lead produced (tons)	4,628	5,305	9,410	10,326
Zinc produced (tons)	12,739	14,179	26,257	28,978
Cash cost, after by-product credits, per silver ounce [1]	$2.38	$(3.47)	$1.46	$(4.22)
AISC, after by-product credits, per silver ounce [1]	$6.37	$4.43	$4.85	$2.56
Capital additions (in thousands)	$8,665	$14,183	$13,977	$23,665
LUCKY FRIDAY UNIT
Tons of ore milled	13,697	3,447	27,500	13,006
Ore grade milled - Silver (oz./ton)	10.12	10.63	11.73	10.98
Ore grade milled - Lead (%)	7.19	7.28	7.58	7.01
Ore grade milled - Zinc (%)	5.03	3.43	4.28	4.43
Silver produced (oz.)	127,147	24,687	300,774	124,467
Lead produced (tons)	887	217	1,889	823
Zinc produced (tons)	576	120	1,002	532
Cash cost, after by-product credits, per silver ounce [1]	$—	$—	$—	—
AISC, after by-product credits, per silver ounce [1]	$—	$—	$—	$—
Capital additions (in thousands)	$1,481	$1,061	$3,207	$2,049

	Three Months Ended		Six Months Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
CASA BERARDI UNIT
Tons of ore milled - underground	200,148	184,373	389,504	375,706
Tons of ore milled - surface pit	147,448	165,564	287,850	322,780
Tons of ore milled - total	347,596	349,937	677,347	698,486
Surface tons mined - ore and waste	1,862,402	1,961,171	4,022,525	3,637,605
Mining cost per ton of ore - underground	$94.16	$106.75	$101.89	$106.28
Mining cost per ton - combined	$76.35	$73.61	$81.11	$75.28
Mining cost per ton of ore and waste - surface tons mined	$4.13	$3.10	$3.96	$3.48
Milling cost per ton of ore	$18.28	$16.71	$17.06	$16.34
Ore grade milled - Gold (oz./ton) - underground	0.16	0.209	0.16	0.195
Ore grade milled - Gold (oz./ton) - surface pit	0.05	0.062	0.05	0.07
Ore grade milled - Gold (oz./ton) - combined	0.11	0.14	0.12	0.137
Ore grade milled - Silver (oz./ton)	0.02	0.04	0.03	0.03
Gold produced (oz.) - underground	24,585	33,743	49,848	63,265
Gold produced (oz.) - surface pit	6,685	8,979	13,221	19,634
Gold produced (oz.) - total	31,270	42,722	63,069	82,899
Silver produced (oz.)	6,164	12,298	14,404	21,189
Cash cost, after by-product credits, per gold ounce [1]	$1,101	$775	$1,107	$800
AISC, after by-product credits, per gold ounce [1]	$1,437	$1,039	$1,387	$1,062
Capital additions (in thousands)	$9,442	$9,809	$15,121	$18,876
SAN SEBASTIAN
Tons of ore milled	45,869	37,780	90,344	72,177
Mining cost per ton of ore	$108.25	$180.12	$116.79	$149.14
Milling cost per ton of ore	$61.43	$65.46	$61.81	$66.25
Ore grade milled - Silver (oz./ton)	11.03	15.93	10.99	16.01
Ore grade milled - Gold (oz./ton)	0.092	0.115	0.093	0.127
Silver produced (oz.)	463,735	559,647	904,814	1,071,839
Gold produced (oz.)	3,547	3,872	7,077	8,385
Cash cost, after by-product credits, per silver ounce [1]	$9.22	$9.79	$10.20	$6.46
AISC, after by-product credits, per silver ounce [1]	$15.50	$17.15	$16.02	$12.95
Capital additions (in thousands)	$2,084	$1,680	$3,980	$2,110
NEVADA OPERATIONS
Tons of ore milled	58,417		99,782
Mining cost per ton of ore	$129.75		$164.08
Milling cost per ton of ore	$75.44		$90.74
Ore grade milled - Gold (oz./ton)	0.259		0.276
Ore grade milled - Silver (oz./ton)	1.63		1.99
Gold produced (oz.)	12,694	—	23,058	—
Silver produced (oz.)	49,449	—	116,887	—
Cash cost, after by-product credits, per gold ounce [1]	$1,274	$—	$1,502	$—
AISC, after by-product credits, per gold ounce [1]	$2,347	$—	$2,666	$—
Capital additions (in thousands)	$17,269	$—	$39,074	$—
(1)

Cash cost, after by-product credits, per ounce and AISC, after by-product credits, per ounce represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements. A reconciliation of cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) to cash cost, after by-product credits can be found in the cash cost per ounce reconciliation section of this news release. Gold, lead and zinc produced have been treated as by-product credits in calculating silver costs per ounce. The primary metal produced at Casa Berardi is gold, with a by-product credit for the value of silver production.

Non-GAAP Measures

(Unaudited)

Reconciliation of Cost of Sales and Other Direct Production Costs and Depreciation, Depletion and Amortization (GAAP) to Cash Cost, Before By-product Credits and Cash Cost, After By-product Credits (non-GAAP) and All-In Sustaining Cost, Before By-product Credits and All-In Sustaining Cost, After By-product Credits (non-GAAP)

The tables below present reconciliations between the most comparable GAAP measure of cost of sales and other direct production costs and depreciation, depletion and amortization to the non-GAAP measures of (i) Cash Cost, Before By-product Credits, (ii) Cash Cost, After By-product Credits, (iii) AISC, Before By-product Credits and (iv) AISC, After By-product Credits for our operations at the Greens Creek, Lucky Friday, San Sebastian, Casa Berardi and Nevada Operations units for the three- and six-month periods ended June 30, 2019 and 2018 and for estimated result for the full-year of 2018.

Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce are measures developed by precious metals companies (including the Silver Institute and the World Gold Council) in an effort to provide a uniform standard for comparison purposes. There can be no assurance, however, that these non-GAAP measures as we report them are the same as those reported by other mining companies.

Cash Cost, After By-product Credits, per Ounce is an important operating statistic that we utilize to measure each mine's operating performance. AISC, After By-product Credits, per Ounce is an important operating statistic that we utilize as a measures of our mines' net cash flow after costs for exploration, pre-development, reclamation, and sustaining capital. Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce also allow us to benchmark the performance of each of our mines versus those of our competitors. As a silver and gold mining company, we also use these statistics on an aggregate basis - aggregating the Greens Creek, Lucky Friday and San Sebastian mines - to compare our performance with that of other silver mining companies, and aggregating Casa Berardi and Nevada Operations for comparison to other gold mining companies. Similarly, these statistics are useful in identifying acquisition and investment opportunities as they provide a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics.

Cash Cost, Before By-product Credits and AISC, Before By-product Credits include all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining expense, on-site general and administrative costs, royalties and mining production taxes. AISC, Before By-product Credits for each mine also includes on-site exploration, reclamation, and sustaining capital costs. AISC, Before By-product Credits for our consolidated silver properties also includes corporate costs for general and administrative expense, reclamation, exploration, and pre-development. By-product credits include revenues earned from all metals other than the primary metal produced at each unit. As depicted in the tables below, by-product credits comprise an essential element of our silver unit cost structure, distinguishing our silver operations due to the polymetallic nature of their orebodies. Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce provide management and investors an indication of operating cash flow, after consideration of the average price, received from production. We also use these measurements for the comparative monitoring of performance of our mining operations period-to-period from a cash flow perspective. Cash Cost, After By-product Credits, per Ounce is a measure developed by precious metals companies (including the Silver Institute) in an effort to provide a uniform standard for comparison purposes. There can be no assurance, however, that our reporting of these non-GAAP measures are the same as those reported by other mining companies.

The Casa Berardi, Nevada Operations and combined gold properties information below reports Cash Cost, After By-product Credits, per Gold Ounce and AISC, After By-product Credits, per Gold Ounce for the production of gold, its primary product, and by-product revenues earned from silver, which is a by-product at Casa Berardi and Nevada Operations. Only costs and ounces produced relating to units with the same primary product are combined to represent Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce. Thus, the gold produced at our Casa Berardi and Nevada Operations units is not included as a by-product credit when calculating Cash Cost, After By-product Credits, per Silver Ounce and AISC, After By-product Credits, per Silver Ounce for the total of Greens Creek, Lucky Friday and San Sebastian, our combined silver properties. Similarly, the silver produced at our other three units is not included as a by-product credit when calculating the gold metrics for Casa Berardi and Nevada Operations.

In thousands (except per ounce amounts)	Three Months Ended June 30, 2019
	Greens Creek	Lucky Friday(2)	San Sebastian	Corporate(3)	Total Silver
Cost of sales and other direct production costs and depreciation, depletion and amortization	$45,650	4,951	$11,143		$61,744
Depreciation, depletion and amortization	(10,850)	(422)	(1,848)		(13,120)
Treatment costs	10,964	524	238		11,726
Change in product inventory	4,577	(641)	(190)		3,746
Reclamation and other costs	(933)	—	(422)		(1,355)
Exclusion of Lucky Friday costs	—	(4,412)	—		(4,412)
Cash Cost, Before By-product Credits (1)	49,408	—	8,921		58,329
Reclamation and other costs	738		123		861
Exploration	79		1,483	497	2,059
Sustaining capital	8,665		1,308	12	9,985
General and administrative				8,918	8,918
AISC, Before By-product Credits (1)	58,890	—	11,835		80,152
By-product credits:
Zinc	(22,221)	—			(22,221)
Gold	(15,350)	—	(4,645)		(19,995)
Lead	(6,198)	—			(6,198)
Silver
Total By-product credits	(43,769)	—	(4,645)		(48,414)
Cash Cost, After By-product Credits	$5,639	$—	$4,276		$9,915
AISC, After By-product Credits	$15,121	$—	$7,190		$31,738
Divided by ounces produced	2,372	—	464		2,836
Cash Cost, Before By-product Credits, per Ounce	$20.83	$—	$19.23		$20.57
By-product credits per ounce	(18.45)	—	(10.01)		(17.07)
Cash Cost, After By-product Credits, per Ounce	$2.38	$—	$9.22		$3.50
AISC, Before By-product Credits, per Ounce	$24.82	$—	$25.51		$28.23
By-product credits per ounce	(18.45)	—	(10.01)		(17.07)
AISC, After By-product Credits, per Ounce	$6.37	$—	$15.50		$11.16

In thousands (except per ounce amounts)	Three months ended June 30, 2019
	Casa Berardi	Nevada Operations(4)	Total Gold
Cost of sales and other direct production costs and depreciation, depletion and amortization	$55,152	$37,519	$92,671
Depreciation, depletion and amortization	(18,561)	(17,796)	(36,357)
Treatment costs	427	36	463
Change in product inventory	(2,367)	(1,969)	(4,336)
Reclamation and other costs	(128)	(885)	(1,013)
Cash Cost, Before By-product Credits (1)	34,523	16,905	51,428
Reclamation and other costs	127	378	505
Exploration	941	698	1,639
Sustaining capital	9,431	12,553	21,984
General and administrative			—
AISC, Before By-product Credits (1)	45,022	30,534	75,556
By-product credits:
Silver	(91)	(739)	(830)
Total By-product credits	(91)	(739)	(830)
Cash Cost, After By-product Credits	$34,432	$16,166	$50,598
AISC, After By-product Credits	$44,931	$29,795	$74,726
Divided by ounces produced	31	13	44
Cash Cost, Before By-product Credits, per Ounce	$1,104.02	$1,331.73	$1,169.78
By-product credits per ounce	(2.91)	(58.22)	(18.88)
Cash Cost, After By-product Credits, per Ounce	$1,101.11	$1,273.51	$1,150.90
AISC, Before By-product Credits, per Ounce	$1,439.84	$2,405.38	$1,718.62
By-product credits per ounce	(2.91)	(58.22)	(18.88)
AISC, After By-product Credits, per Ounce	$1,436.93	$2,347.16	$1,699.74

In thousands (except per ounce amounts)	Three months ended June 30, 2019
	Total Silver	Total Gold	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$61,744	$92,671	$154,415
Depreciation, depletion and amortization	(13,120)	(36,357)	(49,477)
Treatment costs	11,726	463	12,189
Change in product inventory	3,746	(4,336)	(590)
Reclamation and other costs	(1,355)	(1,013)	(2,368)
Exclusion of Lucky Friday costs	(4,412)	—	(4,412)
Cash Cost, Before By-product Credits (1)	58,329	51,428	109,757
Reclamation and other costs	861	505	1,366
Exploration	2,059	1,639	3,698
Sustaining capital	9,985	21,984	31,969
General and administrative	8,918	—	8,918
AISC, Before By-product Credits (1)	80,152	75,556	155,708
By-product credits:
Zinc	(22,221)	—	(22,221)
Gold	(19,995)	—	(19,995)
Lead	(6,198)	—	(6,198)
Silver		(830)	(830)
Total By-product credits	(48,414)	(830)	(49,244)
Cash Cost, After By-product Credits	$9,915	$50,598	$60,513
AISC, After By-product Credits	$31,738	$74,726	$106,464
Divided by ounces produced	2,836	44
Cash Cost, Before By-product Credits, per Ounce	$20.57	$1,169.78
By-product credits per ounce	(17.07)	(18.88)
Cash Cost, After By-product Credits, per Ounce	$3.50	$1,150.90
AISC, Before By-product Credits, per Ounce	$28.23	$1,718.62
By-product credits per ounce	(17.07)	(18.88)
AISC, After By-product Credits, per Ounce	$11.16	$1,699.74

In thousands (except per ounce amounts)	Three Months Ended June 30, 2018
	Greens Creek	Lucky Friday(2)	San Sebastian	Corporate(3)	Total Silver	Casa Berardi (Gold)	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$47,742	$1,744	$11,076		$60,562	$51,695	$112,257
Depreciation, depletion and amortization	(11,813)	(182)	(1,107)		(13,102)	(18,715)	(31,817)
Treatment costs	9,481	55	116		9,652	559	10,211
Change in product inventory	321	(1,160)	769		(70)	(78)	(148)
Reclamation and other costs	(449)	(58)	(319)		(826)	(139)	(965)
Exclusion of Lucky Friday cash costs	—	(399)	—		(399)	—	(399)
Cash Cost, Before By-product Credits (1)	45,282	—	10,535		55,817	33,322	89,139
Reclamation and other costs	850	—	103		953	140	1,093
Exploration	778	—	2,334	434	3,546	1,330	4,876
Sustaining capital	14,183	—	1,680	517	16,380	9,809	26,189
General and administrative				9,787	9,787		9,787
AISC, Before By-product Credits (1)	61,093	—	14,652		86,483	44,601	131,084
By-product credits:
Zinc	(27,492)	—			(27,492)		(27,492)
Gold	(15,716)		(5,057)		(20,773)		(20,773)
Lead	(9,022)	—			(9,022)		(9,022)
Silver						(201)	(201)
Total By-product credits	(52,230)	—	(5,057)		(57,287)	(201)	(57,488)
Cash Cost, After By-product Credits	$(6,948)	$—	$5,478		$(1,470)	$33,121	$31,651
AISC, After By-product Credits	$8,863	$—	$9,595		$29,196	$44,400	$73,596
Divided by ounces produced	2,000	—	560		2,560	43
Cash Cost, Before By-product Credits, per Ounce	$22.65	$—	$18.82		$21.81	$780
By-product credits per ounce	(26.12)	—	(9.03)		(22.38)	(5)
Cash Cost, After By-product Credits, per Ounce	$(3.47)	$—	$9.79		$(0.57)	$775
AISC, Before By-product Credits, per Ounce	$30.55	$—	$26.16		$33.78	$1,044
By-product credits per ounce	(26.12)	—	(9.03)		(22.38)	(5)
AISC, After By-product Credits, per Ounce	$4.43	$—	$17.13		$11.40	$1,039

In thousands (except per ounce amounts)	Six Months Ended June 30, 2019
	Greens Creek	Lucky Friday(2)	San Sebastian	Corporate(3)	Total Silver
Cost of sales and other direct production costs and depreciation, depletion and amortization	$99,762	$7,132	$23,495		$130,389
Depreciation, depletion and amortization	(23,220)	(591)	(3,608)		(27,419)
Treatment costs	21,316	1,334	369		23,019
Change in product inventory	712	842	(1,043)		511
Reclamation and other costs	(1,347)	—	(735)		(2,082)
Exclusion of Lucky Friday costs	—	(8,717)	—		(8,717)
Cash Cost, Before By-product Credits (1)	97,223	—	18,478		115,701
Reclamation and other costs	1,475	—	246		1,721
Exploration	160	—	3,200	938	4,298
Sustaining capital	13,977	—	1,814	73	15,864
General and administrative				18,877	18,877
AISC, Before By-product Credits (1)	112,835	—	23,738		156,461
By-product credits:
Zinc	(45,506)	—			(45,506)
Gold	(31,868)		(9,247)		(41,115)
Lead	(13,115)	—			(13,115)
Silver
Total By-product credits	(90,489)	—	(9,247)		(99,736)
Cash Cost, After By-product Credits	$6,734	$—	$9,231		$15,965
AISC, After By-product Credits	$22,346	$—	$14,491		$56,725
Divided by ounces produced	4,605	—	905		5,510
Cash Cost, Before By-product Credits, per Ounce	$21.11	$—	$20.42		$21.00
By-product credits per ounce	(19.65)	—	(10.22)		(18.10)
Cash Cost, After By-product Credits, per Ounce	$1.46	$—	$10.20		$2.90
AISC, Before By-product Credits, per Ounce	$24.50	$—	$26.24		$28.39
By-product credits per ounce	(19.65)	—	(10.22)		(18.10)
AISC, After By-product Credits, per Ounce	$4.85	$—	$16.02		$10.29

In thousands (except per ounce amounts)	Six Months Ended June 30, 2019
	Casa Berardi	Nevada Operations(4)	Total Gold
Cost of sales and other direct production costs and depreciation, depletion and amortization	$104,233	$68,966	$173,199
Depreciation, depletion and amortization	(34,716)	(26,129)	(60,845)
Treatment costs	869	74	943
Change in product inventory	(99)	(5,215)	(5,314)
Reclamation and other costs	(257)	(1,264)	(1,521)
Exclusion of Lucky Friday costs	—	—	—
Cash Cost, Before By-product Credits (1)	70,030	36,432	106,462
Reclamation and other costs	256	756	1,012
Exploration	2,287	816	3,103
Sustaining capital	15,123	25,260	40,383
General and administrative			—
AISC, Before By-product Credits (1)	87,696	63,264	150,960
By-product credits:
Zinc			—
Gold			—
Lead			—
Silver	(217)	(1,796)	(2,013)
Total By-product credits	(217)	(1,796)	(2,013)
Cash Cost, After By-product Credits	$69,813	$34,636	$104,449
AISC, After By-product Credits	$87,479	$61,468	$148,947
Divided by ounces produced	63	23	86
Cash Cost, Before By-product Credits, per Ounce	$1,110.33	$1,580.02	$1,236.10
By-product credits per ounce	(3.40)	(77.89)	(23.37)
Cash Cost, After By-product Credits, per Ounce	$1,106.93	$1,502.13	$1,212.73
AISC, Before By-product Credits, per Ounce	$1,390.45	$2,743.69	$1,752.76
By-product credits per ounce	(3.40)	(77.89)	(23.37)
AISC, After By-product Credits, per Ounce	$1,387.05	$2,665.80	$1,729.39

In thousands (except per ounce amounts)	Six Months Ended June 30, 2019
	Total Silver	Total Gold	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$130,389	$173,199	$303,588
Depreciation, depletion and amortization	(27,419)	(60,845)	(88,264)
Treatment costs	23,019	943	23,962
Change in product inventory	511	(5,314)	(4,803)
Reclamation and other costs	(2,082)	(1,521)	(3,603)
Exclusion of Lucky Friday costs	(8,717)	—	(8,717)
Cash Cost, Before By-product Credits (1)	115,701	106,462	222,163
Reclamation and other costs	1,721	1,012	2,733
Exploration	4,298	3,103	7,401
Sustaining capital	15,864	40,383	56,247
General and administrative	18,877	—	18,877
AISC, Before By-product Credits (1)	156,461	150,960	307,421
By-product credits:
Zinc	(45,506)	—	(45,506)
Gold	(41,115)	—	(41,115)
Lead	(13,115)	—	(13,115)
Silver		(2,013)	(2,013)
Total By-product credits	(99,736)	(2,013)	(101,749)
Cash Cost, After By-product Credits	$15,965	$104,449	$120,414
AISC, After By-product Credits	$56,725	$148,947	$205,672
Divided by ounces produced	5,510	86
Cash Cost, Before By-product Credits, per Ounce	$21.00	$1,236.10
By-product credits per ounce	(18.10)	(23.37)
Cash Cost, After By-product Credits, per Ounce	$2.90	$1,212.73
AISC, Before By-product Credits, per Ounce	$28.39	$1,752.76
By-product credits per ounce	(18.10)	(23.37)
AISC, After By-product Credits, per Ounce	$10.29	$1,729.39

In thousands (except per ounce amounts)	Six Months Ended June 30, 2018
	Greens Creek	Lucky Friday(2)	San Sebastian	Corporate(3)	Total Silver	Casa Berardi (Gold)	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$89,602	$5,844	$16,852		$112,298	$100,882	$213,180
Depreciation, depletion and amortization	(22,452)	(803)	(1,791)		(25,046)	(34,825)	(59,871)
Treatment costs	20,869	627	320		21,816	1,094	22,910
Change in product inventory	5,475	(2,182)	3,407		6,700	(179)	6,521
Reclamation and other costs	(1,360)	(103)	(814)		(2,277)	(281)	(2,558)
Exclusion of Lucky Friday cash costs	—	(3,383)	—		(3,383)	—	(3,383)
Cash Cost, Before By-product Credits (1)	92,134	—	17,974		110,108	66,691	176,799
Reclamation and other costs	1,699	—	209		1,908	283	2,191
Exploration	1,138	—	4,646	878	6,662	2,520	9,182
Sustaining capital	23,665	—	2,110	634	26,409	18,876	45,285
General and administrative				17,522	17,522		17,522
AISC, Before By-product Credits (1)	118,636	—	24,939		162,609	88,370	250,979
By-product credits:
Zinc	(59,634)	—			(59,634)		(59,634)
Gold	(31,008)		(11,055)		(42,063)		(42,063)
Lead	(17,996)	—			(17,996)		(17,996)
Silver						(349)	(349)
Total By-product credits	(108,638)	—	(11,055)		(119,693)	(349)	(120,042)
Cash Cost, After By-product Credits	$(16,504)	$—	$6,919		$(9,585)	$66,342	$56,757
AISC, After By-product Credits	$9,998	$—	$13,884		$42,916	$88,021	$130,937
Divided by ounces produced	3,913	—	1,072		4,985	83
Cash Cost, Before By-product Credits, per Ounce	$23.54	$—	$16.77		$22.09	$804
By-product credits per ounce	(27.76)	—	(10.31)		(24.01)	(4)
Cash Cost, After By-product Credits, per Ounce	$(4.22)	$—	$6.46		$(1.92)	$800
AISC, Before By-product Credits, per Ounce	$30.32	$—	$23.26		$32.62	$1,066
By-product credits per ounce	(27.76)	—	(10.31)		(24.01)	(4)
AISC, After By-product Credits, per Ounce	$2.56	$—	$12.95		$8.61	$1,062

In thousands (except per ounce amounts)	Current Estimate for Twelve Months Ended December 31, 2019
	Greens Creek	Lucky Friday(2)	San Sebastian	Corporate(3)	Total Silver	Casa Berardi	Nevada	Total Gold
Cost of sales and other direct production costs and depreciation, depletion and amortization	$202,000		$46,000		$248,000	$210,000	$147,000	$357,000
Depreciation, depletion and amortization	(47,000)		(10,000)		(57,000)	(77,000)	(68,000)	(145,000)
Treatment costs	48,000		1,000		49,000	—	—	—
Change in product inventory	(1,000)		—		(1,000)	3,000	—	3,000
Reclamation and other costs	3,000		(1,000)		2,000	4,500	5,000	9,500
Cash Cost, Before By-product Credits (1)	205,000		36,000		241,000	140,500	84,000	224,500
Reclamation and other costs	5,000		500		5,500	2,000	1,000	3,000
Exploration	1,000		4,000	2,500	7,500	4,000	1,500	5,500
Sustaining capital	45,000		4,500	2,500	52,000	40,000	18,000	58,000
General and administrative				35,000	35,000
AISC, Before By-product Credits (1)	256,000		45,000		341,000	186,500	104,500	291,000
By-product credits	(186,000)		(19,000)		(205,000)	(500)	(3,000)	(3,500)
Cash Cost, After By-product Credits	$19,000		$17,000		$36,000	$140,000	$81,000	$221,000
AISC, After By-product Credits	$70,000		$26,000		$136,000	$186,000	$101,500	$287,500
Divided by ounces produced	9,000		2,000		11,000	146	62	208
Cash Cost, Before By-product Credits, per Ounce	$22.78		$18.00		$21.91	$962	$1,355	$1,079
By-product credits per ounce	(20.67)		(9.50)		(18.64)	(3)	(48)	(17)
Cash Cost, After By-product Credits, per Ounce	$2.11		$8.50		$3.27	$959	$1,307	$1,062
AISC, Before By-product Credits, per Ounce	$28.44		$22.50		$31.00	$1,277	$1,685	$1,399
By-product credits per ounce	(20.67)		(9.50)		(18.64)	(3)	(48)	(17)
AISC, After By-product Credits, per Ounce	$7.77		$13.00		$12.36	$1,274	$1,637	$1,382

In thousands (except per ounce amounts)	Original Estimate for Twelve Months Ended December 31, 2019
	Greens Creek	Lucky Friday(2)	San Sebastian	Corporate(3)	Total Silver	Casa Berardi	Nevada	Total Gold
Cost of sales and other direct production costs and depreciation, depletion and amortization	$202,000		$41,000		$243,000	$210,000	$105,000	$315,000
Depreciation, depletion and amortization	(45,000)		(4,000)		(49,000)	(80,000)	(25,000)	(105,000)
Treatment costs	38,000		1,000		39,000	—	—	—
Change in product inventory	(1,000)		—		(1,000)	(2,000)	(1,000)	(3,000)
Reclamation and other costs	(1,000)		(1,000)		(2,000)	1,000	(2,800)	(1,800)
Cash Cost, Before By-product Credits (1)	193,000		37,000		230,000	129,000	76,200	205,200
Reclamation and other costs	1,000		1,000		2,000	1,000	850	1,850
Exploration	2,000		3,500	2,500	8,000	4,000	5,000	9,000
Sustaining capital	42,000		1,500	2,500	46,000	43,000	24,000	67,000
General and administrative				35,000	35,000	—	—	—
AISC, Before By-product Credits (1)	238,000		43,000		321,000	177,000	106,050	283,050
By-product credits	(198,000)		(19,000)		(217,000)	(2,000)	(4,000)	(6,000)
Cash Cost, After By-product Credits	$(5,000)		$18,000		$13,000	$127,000	$72,200	$199,200
AISC, After By-product Credits	$40,000		$24,000		$104,000	$175,000	$102,050	$277,050
Divided by ounces produced	7,700		2,000		9,700	150	60	210
Cash Cost, Before By-product Credits, per Ounce	$25.06		$18.50		$23.71	$860	$1,270	$977
By-product credits per ounce	(25.71)		(9.50)		(22.37)	(13)	(67)	(29)
Cash Cost, After By-product Credits, per Ounce	$(0.65)		$9.00		$1.34	$847	$1,203	$948
AISC, Before By-product Credits, per Ounce	$30.91		$21.50		$33.09	$1,180	$1,768	$1,348
By-product credits per ounce	(25.71)		(9.50)		(22.37)	(13)	(67)	(29)
AISC, After By-product Credits, per Ounce	$5.20		$12.00		$10.72	$1,167	$1,701	$1,319
(1)

Includes all direct and indirect operating costs related to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs, royalties and mining production taxes, before by-product revenues earned from all metals other than the primary metal produced at each unit. AISC, Before By-product Credits also includes on-site exploration, reclamation, and sustaining capital costs.

(2)

The unionized employees at Lucky Friday have been on strike since March 13, 2017, and production at Lucky Friday has been limited since that time. As a result, Cash Cost, Before By-product Credits, Cash Cost, After By-product Credits, AISC, Before By-product Credits, and AISC, After By-product Credits are not presented for Lucky Friday, and costs related to the limited production at Lucky Friday are excluded from the calculation of Cash Cost, Before By-product Credits, Cash Cost, After By-product Credits, AISC, Before By-product Credits, and AISC, After By-product Credits for our combined silver operations.

(3)	AISC, Before By-product Credits for our consolidated silver properties includes corporate costs for general and administrative expense, exploration and sustaining capital.

Reconciliation of Net (Loss) Income Applicable to Common Shareholders (GAAP) to Adjusted Net (Loss) Income Applicable to Common Stockholders (non-GAAP)

This release refers to a non-GAAP measure of adjusted net income (loss) applicable to common stockholders and adjusted net income (loss) per share, which are indicators of our performance. They exclude certain impacts which are of a nature which we believe are not reflective of our underlying performance. Management believes that adjusted net income (loss) per common share provides investors with the ability to better evaluate our underlying operating performance.

Dollars are in thousands (except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net (loss) income applicable to common shareholders (GAAP)	$(46,670)	$11,936	$(72,341)	$20,038
Adjusting items:
Gains on derivatives contracts	(3,798)	(16,804)	(1,999)	(20,811)
Provisional price (gains) losses	1,225	2,517	700	2,582
Foreign exchange (gain) loss	4,381	(2,476)	7,514	(5,068)
Suspension-related costs	2,266	6,801	5,044	11,818
Acquisition costs	397	1,010	410	3,517
Unrealized loss on investments	1,129	564	1,033	254
Loss (gain) on disposition or impairment of properties, plants, equipment and mineral interests	4,642	(36)	4,642	(166)
Adjusted net (loss) income applicable to common shareholders	$(36,428)	$3,512	$(54,997)	$12,164
Weighted average shares - basic	486,065	400,619	484,438	399,972
Weighted average shares - diluted	486,065	403,610	484,438	402,873
Basic adjusted net (loss) income per common share	$(0.07)	$0.01	$(0.11)	$0.03
Diluted adjusted net (loss) income per common share	$(0.07)	$0.01	$(0.11)	$0.03

Reconciliation of Net (Loss) Income (GAAP) and Debt (GAAP) to Adjusted EBITDA (non-GAAP) and Net Debt (non-GAAP)

This release refers to the non-GAAP measures of adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), which is a measure of our operating performance, and net debt to adjusted EBITDA for the last 12 months (or "LTM adjusted EBITDA"), which is a measure of our ability to service our debt. Adjusted EBITDA is calculated as net (loss) income before the following items: interest expense, income tax provision, depreciation, depletion, and amortization expense, exploration expense, pre-development expense, acquisition costs, foreign exchange gains and losses, gains and losses on derivative contracts, suspension-related costs, provisional price gains and losses, stock-based compensation, unrealized losses and gains on investments, provisions for closed operations, and interest and other income (expense). Net debt is calculated as total debt, which consists of the liability balances for our Senior Notes, RQ Notes, finance leases, and other notes payable, less the total of our cash and cash equivalents and short-term investments. Management believes that, when presented in conjunction with comparable GAAP measures, Adjusted EBITDA and net debt to LTM adjusted EBITDA are useful to investors in evaluating our operating performance and ability to meet our debt obligations. The following table reconciles net (loss) income and debt to Adjusted EBITDA and net debt:

Dollars are in thousands	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended June 30,
	2019	2018	2019	2018	2019	2018
Net (loss) income	$(46,532)	$12,074	$(72,065)	$20,314	$(118,942)	$(8,340)
Plus: Interest expense, net of amount capitalized	11,335	10,079	22,000	19,873	43,071	38,820
Plus/(Less): Income taxes	(11,179)	427	(18,395)	1,195	(26,291)	34,592
Plus: Depreciation, depletion and amortization	49,477	31,817	88,264	59,871	162,437	123,002
Plus: Exploration expense	4,346	7,838	8,748	15,198	29,245	28,341
Plus: Pre-development expense	798	1,415	1,654	2,420	4,121	5,564
Plus/(Less): Foreign exchange (gain) loss	4,381	(2,476)	7,514	(5,068)	2,272	(728)
Plus: Suspension-related costs	2,266	6,801	5,044	11,818	13,919	23,514
Plus/(Less): Losses (gains) on disposition of properties, plants, equipment and mineral interests	4,642	(36)	4,642	(166)	2,015	(6,208)
Plus: Acquisition costs	397	1,010	410	3,517	6,938	3,517
Plus: Stock-based compensation	1,973	1,314	3,552	2,404	7,390	5,904
Plus/(Less): (Gains) losses on derivative contracts	(4,201)	(16,804)	(2,402)	(20,811)	10,473	(2,888)
Plus: Provisional price loss	1,225	2,517	700	2,582	1,921	1,160
Plus: Provision for closed operations and environmental matters	1,615	1,317	3,209	2,640	6,659	4,901
Plus/(Less): Unrealized loss (gain) on investments	1,129	564	1,033	254	3,595	552
Other	1,187	(108)	2,311	(52)	3,304	(934)
Adjusted EBITDA	$22,859	$57,749	$56,219	$115,989	$152,127	$250,769
Total debt					$600,072	$548,002
Less: Cash, cash equivalents and short-term investments					$(9,434)	$(245,278)
Net debt					$590,638	$302,724
Net debt/LTM adjusted EBITDA (non-GAAP)					3.9	1.2

Reconciliation of Cash (Used in) Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)

This release refers to a non-GAAP measure of free cash flow, calculated as cash (used in) provided by operating activities, less additions to properties, plants, equipment and mineral interests. Management believes that, when presented in conjunction with comparable GAAP measures, free cash flow is useful to investors in evaluating our operating performance. The following table reconciles cash (used in) provided by operating activities to free cash flow:

Dollars are in thousands	Three Months Ended June 30,
	2019	2018
Cash provided by operating activities	$(11,317)	$30,635
Less: Additions to properties, plants equipment and mineral interests	(38,174)	(25,669)
Free cash flow	$(49,491)	$4,966

Contacts

For further information, please contact:
Mike Westerlund
Vice President - Investor Relations
800-HECLA91 (800-432-5291)
Email: hmc-info@hecla-mining.com
Website: www.hecla-mining.com